THE PRUDENTIAL SERIES FUND, INC.
                              SUBADVISORY AGREEMENT

Agreement made as of the ____ day of ____________, 2000, between Prudential Investments Fund Management LLC (the "Manager"), and Massachusetts Financial Services Company (the "Adviser") a corporation organized under the laws of the State of Delaware.

      WHEREAS, the Manager will enter into a management agreement (the "Management Agreement") with The Prudential Series Fund, Inc. (the "Fund"), a Maryland corporation and a diversified open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act"), pursuant to which the Manager will act as manager of the Fund.

      WHEREAS, shares of the Fund are divided into separate series or portfolios, each of which is established pursuant to a resolution of the Directors of the Fund, and the Directors may from time to time terminate such portfolios or establish and terminate additional portfolios.

      WHEREAS, the Manager desires to retain the Adviser to provide investment advisory services to the portfolios of the Fund identified in Exhibit A attached hereto (the "Portfolios") in connection with the management of the Fund and to manage such portion of the Portfolios as the Manager shall from time to time direct, and the Adviser is willing to render such investment advisory services.

      NOW, THEREFORE, the Parties agree as follows:

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            1. (a) Subject to the supervision of the Manager and of the
      Directors of the Fund, the Adviser shall manage investment operations of the Portfolios as the Manager shall direct. Such supervision, however, shall not require prior approval of discretionary investment decisions made by the Adviser except as may be required by applicable law, the Portfolios' investment policies and restrictions and/or any limitations imposed on the Adviser by the Directors of the Fund and/or the Manager pursuant to paragraph (ii) below. The Adviser shall manage the composition of the Portfolios, including the purchase, retention and disposition thereof, in accordance with the Portfolios' investment objectives, policies and restrictions as stated in the Prospectus (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time being herein called the "Prospectus") relating to the Portfolios contained in the Fund's registration statement under the 1940 Act and the Securities Act of 1933, as amended, subject to the following understandings:

            (i) The Adviser shall provide supervision of the Portfolios' investments and determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Portfolios, and what portion of the assets it manages will be invested or held uninvested as cash. The Adviser is hereby authorized, for and on behalf of the Fund, with respect to the Portfolios, in its discretion to determine how to vote all proxies received with respect to securities held in the Portfolios and direct the Custodian as to the voting of such proxies.

            (ii) In the performance of its duties and obligations under this Agreement, the Adviser shall act in conformity with applicable law, this Agreement, the Articles of Incorporation, By-Laws and Prospectus of the Fund and the Portfolios and with the written instructions and directions of the Manager and of the Directors of the Fund, and will conform to and comply with the requirements of

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      the 1940 Act, section 817(h) and Subchapter M of the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations. The Manager agrees to provide promptly to the Adviser a copy of the documents mentioned above and all changes made to such documents, together with a list of companies the securities of which are not to be bought or sold for the Portfolios (such list shall include each security name, cusip number, sedol and/or applicable ticker) and a list of affiliated brokers and underwriters for reporting transactions under applicable provisions of the 1940 Act. These documents and any amendments thereto shall not be deemed effective with respect to the Adviser until three business days after the Adviser's receipt thereof.

            (iii) The Adviser shall determine the securities, futures, commodities or other assets to be purchased or sold by the Portfolio, and will place orders pursuant to its determination with or through such persons, brokers, dealers or futures commission merchants (including but not limited to Prudential Securities Incorporated) in compliance with applicable law. In providing the Portfolio with investment supervision, it is recognized that the Adviser will seek best price and execution. Within the framework of this policy, the Adviser may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Adviser's other clients may be a party. It is understood that Prudential Securities Incorporated may be used as broker for securities transactions but that no formula has been adopted for allocation of the Portfolios' investment transaction business. It is also understood that it is desirable for the Fund that the Adviser have access to supplemental investment and market research and security and economic analysis provided by brokers or futures commission merchants who may execute brokerage transactions at a higher cost to the Fund than may result when

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      allocating brokerage to other brokers on the basis of seeking the most favorable price and best execution. Therefore, the Adviser is authorized to place orders for the purchase and sale of securities and commodities or other assets for the Portfolios with such brokers or futures commission merchants, subject to review by the Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers or futures commission merchants may be useful to the Adviser in connection with the Adviser's services to other clients.

            On occasions when the Adviser deems the purchase or sale of a security, commodity or other asset to be in the best interest of the Portfolios as well as other clients of the Adviser, the Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities, commodities or other assets to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and best execution. In such event, allocation of the securities, commodities or other assets so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

            (iv) In providing the services to be rendered by it hereunder, the Adviser shall maintain all books and records with respect to the portfolio transactions required by subparagraphs (b)(5), (6), (7), (9), (10) and
      (11) and paragraph (f) of Rule 31a-1 under the 1940 Act and shall render to the Directors such periodic and special reports as the Board may reasonably request.

            (v) The Adviser shall provide the Fund's custodian (the "Custodian") on each business day with information relating to all transactions concerning the Portfolio's assets it manages and shall provide the Manager with such information upon request of the Manager. The Adviser shall reconcile its records of the

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      Portfolio's securities and cash managed by the Adviser with statements provided by the Custodian at least once each month. The Adviser shall provide the Manager with a written report on each such reconciliation, including information on any material discrepancies noted and actions taken by the Adviser in response thereto, within five (5) days after receipt of the Custodian bank report.

            (vi) The investment management services provided by the Adviser hereunder are not exclusive, and the Adviser shall be free to render similar services to others.

            (b) Services to be furnished by the Adviser under this Agreement may be furnished through the medium of any of its partners, officers or employees.

            (c) The Adviser shall keep the Portfolios' books and records required to be maintained by the Adviser pursuant to paragraph 1(a)(iv) hereof and shall timely furnish to the Manager all information relating to the Adviser's services hereunder needed by the Manager to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act. The Adviser agrees that all records which it maintains for the Portfolios are the property of the Fund, and following termination of this Agreement, will be surrendered promptly to the Fund upon the Fund's request, provided that the Adviser may keep copies of these records. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

            (d) The Adviser agrees to maintain adequate compliance procedures to ensure its compliance with the Investment Advisers Act of 1940 ("Advisers Act") and other applicable state and federal laws and regulations.

            (e) The Adviser shall furnish to the Manager, within 15 days after the end of each calendar quarter, a report detailing (i) the average annual total return of each Portfolio for the preceding quarter and for the preceding 1, 5 and 10 year periods (the

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"Portfolio Return"); and (ii) a comparison of the Portfolio Return with the return of an appropriate securities index and with an appropriate mutual fund peer group.

            (f) At least once annually, the Adviser, at its expense, shall require those of its personnel who are primarily responsible for managing each Portfolio to make a presentation at such regular or special meeting of the Fund's Board that the Fund may convene.

      2. The Manager acknowledges that the Adviser is not the compliance agent for the Fund or for the Portfolios, and does not have all of the books and records necessary to perform certain compliance testing. The Adviser shall perform such compliance testing as it deems reasonable based upon its books and records with respect to the Portfolios and shall certify compliance to the Manager accordingly. The Manager shall continue to have responsibility for all services to be provided to the Portfolios pursuant to the Management Agreement, and shall oversee and review the Adviser's performance of its duties under this Agreement.

      3. The Manager shall compensate the Adviser for the services provided and the expenses assumed pursuant to this Subadvisory Agreement at the annual rate for each Portfolio managed by the Adviser as set forth in Exhibit A attached hereto. This fee will be computed daily and paid quarterly. The quarterly management fee will be paid to the Adviser not later than the tenth business day of the quarter following the quarter in which such services were rendered, and will be based upon the average net asset values of all the issued and outstanding shares of the Portfolios as determined as of the close of each calendar day of the quarter pursuant to the Articles of Incorporation, By laws, and currently effective Prospectus of the Portfolios. Payments of the quarterly management fee will be accompanied by documentation that verifies the calculation of such fee. If the management of the Portfolios by the Adviser commences or terminates at any time other than the beginning or end of a quarter, the management fee will be prorated for that portion of such quarter during which this Agreement was in force.

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      4. The Adviser, its affiliated firms or their employees, officers, or directors, shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolios, their shareholders, the Fund or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on their part in the performance of their duties or from reckless disregard of their obligations and duties under this Agreement.

      5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Directors or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio, or by the Manager or the Adviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. Adviser shall promptly notify Manager in the event that there is a change in the ownership of Adviser that may constitute an assignment of this Agreement.

      6. Nothing in this Agreement shall limit or restrict the right of any of the Adviser's partners, officers or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit the Adviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

      7. During the term of this Agreement, the Manager agrees to furnish the Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to

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            shareholders of the Fund or the public, which refer to the Adviser in any way; provided, however, that any such item which describes or characterizes the Adviser's investment process with respect to a Portfolio, the names of any of its clients (other than the Fund or advisory clients of the Manager and its affiliates) or any of its performance results shall be furnished to the Adviser by first class or overnight mail, facsimile transmission equipment or hand delivery prior to use thereof, and such item shall not be used if the Adviser reasonably objects to such use in writing within seventy-two (72) hours (or such other time as may be mutually agreed) after receipt thereof (provided, however, that if such item is not received by the Adviser during normal business hours on a business day, such period shall end seventy-two (72) hours after the start of normal business hours on the next succeeding business day).

      8. The Fund and the Manager agree that all information which has or will come into their possession or knowledge concerning the operations and procedures of the Adviser shall be held by the Fund and the Manager in confidence. The Fund and the Manager shall make no use of such information other than for the performance of this Agreement, shall disclose such information only to their directors, officers, or employees or those of their affiliated firms and shall not disclose such information to any other person without the written consent of the Adviser. The Manager and the Fund agree not to refer to any designation comprised in whole or in part of the names or marks "Massachusetts Financial Services Company," "MFS Investment Management" or "MFS" or any other trademark relating to MFS in any advertisement or other document without the prior consent of the Adviser. Similarly, the Adviser and its affiliates shall not refer to the Manager, the Fund, the Portfolios, or other Prudential affiliates in any advertisement or

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            other document without the Manager's prior written consent. Upon termination of this Agreement, each party shall cease all use of any such name or mark as soon as reasonably practicable.

      9. Any written notice required by or pertaining to this Agreement shall be personally delivered to the party for whom it is intended, at the address stated below, or shall be sent to such party by prepaid first class mail or facsimile.

      If to Prudential: The Prudential Series Fund Inc.
                        3 Gateway Center, 4th Floor
                        Newark, NJ  07102-4077
                        Fax:  (973) 367-8064
                        Attention: General Counsel

     If to the Adviser: Massachusetts Financial Services Company
                        500 Boylston Street
                        Boston, NA 02116
                        Fax # (617) 954-6624

                        Attention:  Legal Department


      10. This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

      11. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS.


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      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                        PRUDENTIAL INVESTMENTS FUND MANAGEMENT LLC


                        By________________________________
                           Name:
                           Title:



                        MASSACHUSETTS FINANCIAL SERVICES COMPANY



                        By________________________________
                        Name:
                        Title:







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                                    EXHIBIT A

           SERIES OF THE PRUDENTIAL SERIES FUND, INC. TO BE MANAGED BY
                       THE ADVISER, AND SUB-ADVISORY FEES

SERIES:
-------

SP MFS Capital Opportunities Portfolio and SP MFS Mid Cap Growth Portfolio



SUB-ADVISORY ANNUAL FEES AS A % OF AVERAGE DAILY NET ASSETS:
------------------------------------------------------------

0.400% on the first $300 million
0.375% on the next $300 million
0.350% on the next $300 million
0.325% on the next $600 million
0.250% over $1.5 billion